Exhibit 99.1

           Industry Leader Weisman Takes Helm as CEO of Usurf America

      Multimedia Veteran and Digital Media Rights Pioneer to Position Usurf for Rapid Growth and Expansion as a Digital Services Innovator and Operator

      DENVER, April 18 /PRNewswire-FirstCall/ -- Usurf America, Inc. (OTC Bulletin Board: USUR), a leading provider of voice, video and high-speed broadband communications services, announced today that Dave Weisman, former CEO and chairman of Eagle Broadband, Inc, has joined Usurf as its new CEO, effective immediately.

      In his new role Mr. Weisman, who currently serves as Usurf's Chairman, will preside over the ongoing transformation of Usurf into a diversified communications company with highly synergistic technology development, bundled digital service provisioning, and residential/commercial development operations.

      "I am excited to take a much more active role at Usurf as we aggressively expand our bundled digital services provisioning operations," said Weisman. "The recent acquisition of the Sovereign Companies, who have a reputation of being one of the best and most successful developers in the western U.S., uniquely position Usurf to now offer the most comprehensive suite of technology, construction management, and complex development services available anywhere. We can successfully integrate state-of-the-art communications services into our own multimillion dollar projects, as well as those of our large developer partners and we can continue to operate them as a service provider for years afterwards. This greatly improves our return on investment and provides a steady stream of recurring revenues."

      Ed Garneau, Usurf chief operating officer added, "Dave Weisman has had a great track record of building real value in technology companies and expanding the Service Providers' business. During his last assignment at Eagle Broadband, he established strategic partnerships with IBM, SAIC, General Dynamics, Sprint, and Verizon. In addition, he negotiated the first ever complete digital rights video content agreements to deliver over 200 channels of popular programming and established new formats for the cost-effective delivery of satellite-based video services. His industry experience and huge contact base are exactly what we need to capitalize on our exciting market opportunities and rapidly and profitably grow our business."

      Background on Dave Weisman

      Mr. Weisman brings more than 20 years of senior level management experience with both high-growth startup and established technology and communications companies to Usurf. Weisman recently served as Chairman and CEO of broadband and communications technology and services company, Eagle Broadband, where he led a highly successful corporate restructuring and turnaround that established the company as a broadband market leader and innovator in digital media rights management and service delivery. Before Eagle Broadband, he was Vice President, Sales & Marketing at security software firm IP Dynamics, where he built and led sales and marketing organizations and successfully launched the company into the enterprise, service provider and government/military markets. Prior to IP Dynamics, Weisman co-founded and was Vice President, Sales & Marketing for Canyon Networks, a telecommunications equipment startup focused on broadband subscriber services provisioning and management for major telcos and service providers.


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      He was also Vice President, Marketing and Customer Service for multi-service WAN equipment provider, ACT Networks, where he led all product management, marketing and customer support activities until the company's $275 million acquisition by Clarent Corporation. Weisman also co-founded and served as Vice President, Sales & Marketing for the commercial broadband networking company Thomson Enterprise Networks where he was instrumental in winning a $450 million multi-media, broadband network contract with the British Army and the company's subsequent acquisition in 1999. Prior to Thomson, he held senior marketing positions at Adaptive Corporation (acquired in 1994) where he developed and launched the industry's first ATM network switch and networking company Retix (IPO in 1992). Weisman also founded and was CEO of a consumer products distribution company, which he grew to $12 million in sales and subsequently sold in 1987.

      Weisman also served as a pilot with the United States Air Force Reserve and saw active combat duty in Central America and Operation Desert Storm. He holds a B.A. in Economics and International Relations from U.C.L.A.

      Dave Weisman continued, "We are a very successful residential and commercial developer and a very successful provider of bundled voice, video, and data services. Closely integrating the two gives Usurf the ability to incorporate and operate very profitable multimedia subscriber services within all of our projects which gives us a strong competitive advantage in our markets. My job will be to expand these businesses and incorporate new technologies and partners to strengthen our competitive advantage and build long-term shareholder value.

      About USURF America, Inc.

      Based in Broomfield, Colo., Usurf America is implementing specific strategies designed to leverage the Company's IP-based software technology enabling fully ubiquitous voice, video and data product deployments in targeted geographic regions of the United States. For more information about Usurf America, please visit the Company's website at http://www.usurf.com.


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      SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Usurf America and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Usurf America's Securities and Exchange Commission filings. Usurf America wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Usurf America. There are many factors that will determine whether Usurf America will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Usurf America undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

      Contacts: Denise Hoover of Usurf America, Inc., +1-303-285-5379, or investorrelations@usurf.com; or Jim Mills of J.F. Mills/Worldwide, +1-303-639-6186, or jfmills@jfmillsworldwide.com, for Usurf America, Inc.


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